Exhibit 99.1
FOR IMMEDIATE RELEASE: May 3, 2007

Key Technology Announces 2007 Second Quarter Results
Record Q2 and first half Orders and Sales, Record Backlog

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the second quarter of fiscal 2007 ended March 31, 2007.

Net sales for the three-month period ended March 31, 2007 totaled $22.2 million, compared to $20.0 million recorded in the same quarter last year. Net earnings for the quarter were $608,000 or $0.11 per diluted share, compared with a net loss of $61,000, or $0.01 per diluted share, in the same period a year ago.

Net sales for the six months ended March 31, 2007 were $44.8 million compared with $39.2 million for the comparable period in fiscal 2006. The Company reported net earnings for the fiscal 2007 six-month period of $2.2 million, or $0.41 per diluted share, compared with a net loss of $571,000, or $0.11 per diluted share, for the six-month period in fiscal 2006.

Gross profit for the second quarter of fiscal 2007 was $8.3 million compared to $7.5 million in the corresponding period last year. As a percentage of sales, gross profit was 37.6%, which was the same as in the second quarter of fiscal 2006. For the 2007 six-month period, gross profit was $17.1 million compared to $14.5 million for the same period of fiscal 2006, or 38.1% and 37.0% as a percentage of sales, respectively.

David Camp, Chief Executive Officer, commented, “Orders for the first half of 2007 exceeded $55 million. This is attributable to several important factors: the rising global concern regarding food safety and security, the continuing decline of available labor in the food processing industry, the growth of our business in Latin America and the recovery of our business in Europe, and finally, the validation of Key’s Symetix pharmaceutical product line.”

Camp stated, “During the quarter, we won a number of head-to-head battles against our competition, demonstrating that Key products provide superior value for our customers. In response, we are experiencing increased margin pressure from our competition; however, our gross margins remain at healthy levels. We will continue to adjust our marketplace strategy accordingly.”

Operating expenses for the quarter ended March 31, 2007 were $7.7 million, or 34.5% of sales, compared to $7.6 million, or 38.3% of sales, in the same quarter last year. Operating expenses for the six months ended March 31, 2007 were $15.5 million, or 34.6% of sales, compared to $15.3 million, or 39.1% of sales, for the corresponding period of fiscal 2006.

Camp further commented, “Two items that will impact spending in the second half of 2007 are compliance with Sarbanes Oxley Section 404 reporting requirements, and preparation for installation of an ERP system. Key Technology will become an ‘accelerated filer’ in fiscal 2007, which makes the company subject to the internal control reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We expect that meeting this regulatory requirement by fiscal year-end will cost an estimated $600,000. Additionally, we have begun the preparatory work to implement a new global ERP system. Implementation will be spread over a three-year period, with an estimated cost of $3 million, a significant portion of which will be capitalized. We expect to incur approximately $100,000 of this cost during fiscal 2007.”

Key’s backlog at the end of the second quarter was the largest in the Company’s history. New orders received during the second quarter were $32.3 million, compared to $27.3 million in the same period last year. The Company’s backlog at the end of the quarter was $33.9 million, compared to $23.3 million one year ago and $23.7 million at the beginning of the second quarter. The mix in the backlog is weighted more toward Automated Inspection Systems than to Process Systems and Parts.

David Camp concluded, “We are cautiously optimistic as we look at the balance of the year. Orders in our European business have nearly recovered from the poor potato harvest last fall, and both Symetix and our China sales office are now making orders contributions. As we look forward to the remainder of 2007, we are anticipating second half revenues consistent with our plan and spending for the year.”

Conference Call
The Company's conference call for the March quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, May 3. To access the call, go to www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	failure of the Company's new products to compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability of the Company to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations; and

•	the cost of compliance with the internal control requirements of Section 404 of the Sarbanes-Oxley Act is expected to materially impact future earnings.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006

Net sales	$22,165	$19,956	$44,774	$39,152
Gross profit	8,343	7,508	17,062	14,479
Operating expenses
Selling and marketing	4,193	3,493	8,111	6,910
Research and development	1,173	1,483	2,843	2,973
General and administrative	1,960	2,326	3,868	4,776
Amortization of intangibles	327	334	654	669
Total operating expenses	7,653	7,636	15,476	15,328
Earnings (loss) from operations	691	(77)	1,624	(739)
Earnings (loss) before income taxes	920	(93)	2,906	(866)
Net earnings (loss)	608	(61)	2,174	(571)
Net earnings (loss) per common share
- basic	$0.12	$(0.01)	$0.41	$(0.11)
- diluted	$0.11	$(0.01)	$0.41	$(0.11)
Weighted average common and common equivalent shares outstanding
- basic	5,218	5,201	5,239	5,194
- diluted	5,326	5,201	5,346	5,194

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	March 31,	September 30,
	2007	2006
	(in thousands)

Cash and cash equivalents	$19,712	$15,246
Trade accounts receivable net	11,424	10,381
Inventories	17,516	16,035
Total current assets	53,247	46,101
Property, plant and equipment, net	3,971	4,275
Goodwill and other intangibles, net	6,751	7,400
Total assets	63,971	57,938
Total current liabilities	19,313	16,044
Shareholders' equity	$43,300	$41,252

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